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                                                                     EXHIBIT (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Penn Series Funds, Inc.:

We consent to the use of our report dated February 21, 2007 with respect to the financial statements of Penn Series Funds, Inc., comprising the Money Market Fund, Quality Bond Fund, High Yield Bond Fund, Growth Stock Fund, Large Cap Value Fund, Flexibly Managed Fund, International Equity Fund, Small Cap Value Fund, Small Cap Growth Fund, Limited Maturity Bond Fund, Index 500 Fund, Mid Cap Growth Fund, Mid Cap Value Fund, Large Cap Growth Fund, Strategic Value Fund, and REIT Fund, included herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in the Registration Statement.

                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
April 24, 2007